Calculation of Filing Fee Tables
S-8
SYSCO CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	12,000,000	$ 64.69	$ 776,280,000.00	0.0001531	$ 118,848.47
Total Offering Amounts:						$ 776,280,000.00		$ 118,848.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 118,848.47
Offering Note
[1]	Represents shares reserved for issuance under the Sysco Corporation 2025 Employee Stock Purchase Plan (the ESPP). Any additional shares of common stock of Sysco Corporation to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933. Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low reported market prices of the shares of common stock of Sysco Corporation on December 2, 2024. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of common stock on the Grant Date during the Offering Period or the Exercise Date (as such terms are defined in the ESPP).